Exhibit 99.1

Natural Alternatives International, Inc. Settles Patent Infringement Dispute with BPI Sports and Image Sports Over its Patented CarnoSyn® Beta-Alanine

SAN MARCOS, Calif., March 15, 2012 — Natural Alternatives International, Inc. (“NAI”) (NASDAQ:NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, announced today that it has entered into a settlement agreement to provide BPI Sports, LLC (“BPI”) and Image Sports, LLC (“Image”) with NAI’s patented CarnoSyn® beta-alanine.

Under the terms of the settlement agreement, BPI and Image will purchase CarnoSyn® beta-alanine from NAI’s licensed distributor, Compound Solutions, Inc., (“CSI”) pursuant to a separate supply agreement between CSI, BPI and Image and receive a license from NAI to its intellectual property rights regarding CarnoSyn® beta-alanine.

Mark A. LeDoux, NAI’s CEO and Chairman of the Board, said, “NAI is pleased to amicably resolve its intellectual property dispute with BPI and Image. We look forward to partnering with these prominent brands who chose to respect NAI’s extensive beta-alanine patent rights in return for a long-term business solution to exclusively use NAI’s CarnoSyn® beta-alanine in their products. NAI will continue to build its CarnoSyn® brand and where necessary, enforce its beta-alanine intellectual property.”

As part of the agreement NAI will dismiss two cases filed in U.S. District Court for the Southern District of Texas against BPI and Image alleging infringement of NAI’s recently issued patent, U.S. Patent No. 8,067,381, entitled “Methods and compositions for increasing the anaerobic working capacity in tissues.” BPI and Image will dismiss a counter-suit they filed against NAI in U.S. District Court for the Southern District of Florida. Other terms of the agreement are confidential. A list of NAI’s intellectual property rights may be found at http://www.carnosyn.com.

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. NAI’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to NAI’s clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see its website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of applicable securities laws that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to our future financial and operating results, the outcome of pending litigation, the continued validity of our patents, and our ability to successfully develop, license and enforce our intellectual property rights. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – Kenneth Wolf, Chief Operating and Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Website: http://www.nai-online.com